Exhibit 99.2

NEWS RELEASE

For Immediate Release	Contact: Michael Sund
November 9, 2004	(858) 503-3233

MAXWELL TECHNOLOGIES REPORTS THIRD QUARTER FINANCIAL RESULTS

Strategic Industrial and Transportation Applications Set Stage for Ultracapacitor Sales Growth;

Company Nets Approximately $10.2 Million Through Sale of Common Stock

CONFERENCE CALL AT 5 P.M. (Eastern) TODAY, NOVEMBER 9, 2004 – DETAILS BELOW

SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL) today reported a net loss of $2.4 million, or $0.17 per share, on revenue of $6.7 million for its third quarter ended September 30, 2004. That compares with a net loss of $2.1 million, or $0.15 per share, on revenue from continuing operations of $8.3 million for the same period in 2003.

Dr. Richard Balanson, Maxwell’s president and chief executive officer, said that the year-to-year revenue decline is attributable to the phase-out of low-margin magnetics-based power system products and lower shipments of ultracapacitors as a result of the company’s decision to decline several digital camera orders rather than meeting manufacturers’ demands for significant price concessions.

“Although exiting the digital camera market has delayed the ultracapacitor revenue ramp we were expecting by a couple of quarters, sales are growing again,” Balanson said. “We are already seeing a strong rebound across all of our product lines in the fourth quarter, and we expect a double-digit quarter-to-quarter revenue increase in Q4.”

Balanson noted that third quarter ultracapacitor sales increased 15 percent sequentially to $1.0 million, compared with $866,000 in the second quarter, driven by increasing shipments for strategic industrial and transportation applications.

“Ultracapacitors’ fundamental value proposition and long-term growth prospects are based on meeting the high power, durability and long life requirements of high-value, high-volume, industrial and transportation applications,” Balanson said. “Emerging applications such as automated utility meter reading and wind energy systems and hybrid transit bus drive trains are beginning to ramp now, and we are delivering prototype multi-cell solutions for a number of future automotive applications that could generate very large volumes later in the decade.”

Cash and short-term investments totaled $5.5 million as of September 30, 2004. To augment its cash reserves, the company completed the sale of approximately 1.19 million shares of common stock to several institutional investors for a total of approximately $11.0 million earlier today, November 9, 2004. After deduction of fees and expenses, net proceeds are expected to be approximately $10.2 million.

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MAXWELL REPORTS THIRD QUARTER FINANCIAL RESULTS

Revenue from continuing operations for the nine months ended September 30, 2004, was $23.7 million, compared with $24.0 million for the same period in 2003, reflecting the phase-out of magnetics-based power systems products, offset by increased 2004 sales of other High Reliability products. Year-to-date 2004 net loss from continuing operations was $4.8 million, compared with a net loss of $9.0 million for the nine months ended September 30, 2003. Year-to-date product gross margins increased 90 percent, from 12 percent for the nine months ended September 30, 2003, to 23 percent for the same period in 2004.

“These significant improvements in operating results reflect the continuing progress the company has made in controlling expenses, improving efficiency and reducing materials costs,” Balanson said. “The company’s quarterly breakeven revenue threshold is now about $10 million, compared with approximately $12 million at the beginning of the year, and $15 million at the beginning of 2003. While we are still a bit behind where we had hoped to be at this point, advance bookings are establishing positive momentum for the coming year.”

Management will conduct a conference call and simultaneous webcast to discuss third quarter financial results and the outlook for the balance of 2004, and answer analysts’ questions at 5 p.m. (eastern) today, Tuesday, November 9, 2004. The call may be accessed by dialing toll-free, (800) 795-1259 from the U.S. and Canada, or (785) 832-2422 international callers. The webcast and subsequent replay may be accessed at the company’s web site via the following link: http://www.maxwell.com/investors/presentations.html.

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules and POWERCACHE® backup power systems provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

This news release contains forward-looking statements that are subject to risks and uncertainties. These include development and acceptance of products based on new technologies, demand for original equipment manufacturers’ products reaching anticipated levels, general economic conditions in the markets served by the company’s products, cost-effective manufacturing of new products, the impact of competitive products and pricing and risks and uncertainties involved in foreign operations. These and other risks are detailed from time-to-time in the Company’s SEC reports, including the report on Form 10-K for the fiscal year ended December 31, 2003. Actual results may differ materially from those projected. These forward-looking statements represent the Company’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

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MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	September 30, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,690	$9,784
Short-term investments	1,785	2,455
Trade and other accounts receivable, net	5,768	5,936
Inventories	8,865	7,309
Prepaid expenses and other current assets	578	1,143

Total current assets	20,686	26,627

Property, plant and equipment, net	10,467	10,769
Other intangible assets, net	1,833	2,002
Goodwill	19,245	19,478
Prepaid pension asset	4,031	3,962
Other non-current assets	321	175

	$56,583	$63,013

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,140	$7,650
Accrued warranty	1,264	1,262
Customer deposits	292	599
Accrued employee compensation	1,433	1,653
Short-term borrowings and current portion of long-term debt	1,770	1,851
Deferred tax liability - current portion	265	339
Net liabilities of discontinued operations	1,050	1,494

Total current liabilities	11,214	14,848

Deferred tax liability - long-term portion	473	473
Long-term debt, excluding current portion	730	—
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.10 par value per share, 40,000 shares authorized; 14,463 and 14,339 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively	1,446	1,434
Additional paid-in capital	114,116	113,221
Accumulated deficit	(74,304)	(70,310)
Accumulated other comprehensive income	2,908	3,347

Total stockholders’ equity	44,166	47,692

	$56,583	$63,013

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net revenues:
Products	$6,716	$8,297	$22,725	$24,045
License fees	—	—	1,000	—

Total net revenues	6,716	8,297	23,725	24,045
Cost of sales	5,198	7,171	17,388	21,231

Gross profit	1,518	1,126	6,337	2,814
Operating expenses (income):
Selling, general and administrative	2,484	2,142	7,045	8,145
Research and development	1,491	1,575	4,101	4,409
Amortization of other intangibles	19	19	57	57
Loss on disposal of property and equipment	123	—	42	—
Gain on sale of business	—	(263)	—	(726)

Total operating expenses	4,117	3,473	11,245	11,885

Loss from operations	(2,599)	(2,347)	(4,908)	(9,071)
Interest (expense) income, net	(11)	4	51	32
Other income, net	93	4	37	25

Loss from continuing operations before income taxes	(2,517)	(2,339)	(4,820)	(9,014)
Income tax benefit	(137)	(111)	(73)	(92)

Loss from continuing operations	(2,380)	(2,228)	(4,747)	(8,922)
Discontinued operations:
Income (loss) from discontinued operations, net of tax	(34)	155	753	(951)

Net loss	$(2,414)	$(2,073)	$(3,994)	$(9,873)

Net loss per common share - basic and diluted:
Loss from continuing operations	$(0.17)	$(0.16)	$(0.33)	$(0.65)
Income (loss) from discontinued operations, net of tax	—	0.01	0.05	(0.06)

Net loss per common share	$(0.17)	$(0.15)	$(0.28)	$(0.71)

Shares used in computing net loss per common share - basic and diluted	14,461	13,949	14,431	13,804

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Loss from continuing operations	$(4,747)	$(8,922)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	2,503	2,701
Loss on disposal of property and equipment	42	—
Gain on sales of businesses	—	(263)
Provision for losses on accounts receivable	223	—
Other non-cash items	—	(128)
Changes in assets and liabilities:
Trade and other accounts receivable	(56)	637
Inventories	(1,561)	2,493
Prepaid expenses and other assets	350	(901)
Deferred income taxes	(74)	226
Accounts payable and accrued liabilities	(2,501)	(3,396)
Customer deposits	(307)	2,821
Accrued employee compensation	(220)	489

Net cash used in operating activities	(6,348)	(4,243)

Cash flows from investing activities:
Proceeds from sale of businesses	—	726
Acquisition of property, plant and equipment	(2,143)	(1,589)
Proceeds from sale of property and equipment	17	—
Proceeds from sale of short-term investments	1,551	8,100
Purchases of short-term investments	(881)	(3,332)

Net cash (used in) provided by investing activities	(1,456)	3,905

Cash flows from financing activities:
Principal payments on long-term debt and short-term borrowings	(1,241)	(1,022)
Proceeds from long-term and short-term borrowings	1,921	1,469
Proceeds from exercise of stock options	907	363

Net cash provided by financing activities	1,587	810

Increase (decrease) in cash and cash equivalents from continuing operations	(6,217)	472
Net cash provided by (used in) discontinued operations	309	(1,116)
Effect of exchange rate changes on cash and cash equivalents	(186)	185

Decrease in cash and cash equivalents	(6,094)	(459)
Cash and cash equivalents at beginning of period	9,784	3,545

Cash and cash equivalents at end of period	$3,690	$3,086

Supplemental disclosures of cash flow information:
Cash paid for interest	$34	$149
Cash paid for income taxes	$309	$—